UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 14, 2020
Date of Report (date of earliest event reported)

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 431-1000

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock of 50 cents par value	*	*
Preferred Stock Purchase Rights	*	*
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

* On May 20, 2020, NYSE Regulation, Inc. filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to delist J. C. Penney Company, Inc.’s common stock (the “common stock”) from the New York Stock Exchange. The deregistration of the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be effective 90 days, or such shorter period as the SEC may determine, after filing of the Form 25. Upon deregistration of the common stock under Section 12(b) of the Exchange Act, the common stock will remain registered under Section 12(g) of the Exchange Act.

Item 1.01.     Entry into a Material Definitive Agreement.
As previously reported, on May 15, 2020, J. C. Penney Company, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Prior to the commencement of the Chapter 11 Cases, on May 15, 2020, the Company and its subsidiaries (together with the Company, the “Company Parties”) entered into a Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”) with members of an ad hoc group of lenders and noteholders (the “Ad Hoc Group”) that held approximately 70 percent of the Debtors’ first lien debt as of such date. On or about June 7, 2020, additional lenders and noteholders (collectively, and together with the Ad Hoc Group, the “Consenting Stakeholders”) executed the RSA. As of such date, the Consenting Stakeholders held approximately 93 percent of the Debtors’ prepetition first lien debt.
Also as previously reported, on June 8, 2020, J. C. Penney Corporation, Inc. (“JCP”), as borrower, the Company and certain of its subsidiaries (together with JCP and the Company, the “Credit Parties”), as guarantors, entered into a Superpriority Senior Secured Debtor-In-Possession Credit and Guaranty Agreement (the “DIP Credit Agreement”) with the financial institutions identified therein as lenders (the “Lenders”), GLAS USA LLC, as administrative agent (the “Administrative Agent”), and GLAS Americas LLC, as collateral agent. Pursuant to the terms of the DIP Credit Agreement, the Lenders have advanced the final $225 million in “new money” loans, and an additional $225 million of prepetition term loan and/or first lien note obligations have been “rolled” into the senior secured credit facility under the DIP Credit Agreement (the “DIP Facility”), such that the DIP Facility now consists of $450 million in “new money” term loans and $450 million in prepetition term loan and/or first lien note obligations that have been “rolled” into the DIP Facility.
To enable the Company to continue negotiations, certain milestones under the RSA and the DIP Credit Agreement have been extended. With respect to the DIP Credit Agreement, pursuant to a Limited and Specific Waiver, dated July 14, 2020 (the “DIP Credit Agreement Waiver”), the Lenders constituting the Supermajority Lenders have agreed to modify the Toggle Event, provided that certain conditions are satisfied, such that it would occur upon either (i) the failure of the Supermajority Lenders to approve the Business Plan by July 31, 2020 (the “First Toggle Event”), instead of July 15, 2020, as originally provided in the DIP Credit Agreement, or (ii) the failure by the Credit Parties to obtain binding commitments for third-party financing (on terms and conditions satisfactory to the Administrative Agent) necessary to finance the Business Plan approved by the Supermajority Lenders by August 30, 2020 (the “Second Toggle Event”), instead of August 15, 2020, as originally provided in the DIP Credit Agreement. Also pursuant to the DIP Credit Agreement Waiver, among other things, the deadline by which the Bankruptcy Court shall have either entered an order or orders in form and substance satisfactory to the Administrative Agent either confirming an Acceptable Plan or approving a satisfactory sale or sales shall be changed from 160 days after the Petition Date to (a) September 21, 2020, if the First Toggle Event has occurred, but the Second Toggle Event has not occurred and (b) October 21, 2020, if the First Toggle Event has not occurred, but the Second Toggle Event has occurred. Capitalized terms used in this paragraph, but not otherwise defined in this Current Report on Form 8-K, have the meanings given to them in the DIP Credit Agreement.
With respect to the RSA, on July 20, 2020, the Company Parties and the Required Consenting First Lien Lenders agreed that, provided that certain conditions are satisfied, no later than July 31, 2020 (instead of July 14, 2020, as originally provided in the RSA), they shall have agreed on an acceptable Business Plan. Such parties have also agreed to, among other things, various milestone changes similar to those set forth in the DIP Credit Agreement Waiver. Capitalized terms used in this paragraph, but not otherwise defined in this Current Report on Form 8-K, have the meanings given to them in the RSA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
J. C. PENNEY COMPANY, INC.
By:    /s/ Bill Wafford
Bill Wafford
Executive Vice President, Chief Financial Officer
Date:    July 20, 2020